Exhibit 99.1

Internet Grows to More Than 246 Million Domain Names
in the Third Quarter of 2012

RESTON, VA – Dec. 20, 2012 – More than five million domain names were added to the Internet in the third quarter of 2012, bringing the total number of registered domain names as of Sept. 30, 2012, to more than 246 million worldwide across all Top-Level Domains, according to the latest Domain Name Industry Brief, published by VeriSign, Inc. (NASDAQ: VRSN), the trusted provider of Internet infrastructure services for the networked world.

The increase of 5.7 million domain names globally equates to a growth rate of 2.4 percent over the second quarter of 2012, and marks the seventh straight quarter with greater than 2 percent growth. Worldwide registrations have grown by 26.4 million, or 12 percent, since the third quarter of 2011.

The .com and .net Top-Level Domains (TLDs) experienced aggregate growth in the third quarter of 2012, reaching a combined total of approximately 119.9 million domain names in the adjusted zone for .com and .net. This represents a 1 percent increase in the base over the second quarter of 2012 and a 7.1 percent increase over the third quarter of 2011. As of Sept. 30, 2012, the base of registered names in .com equaled 105 million names, while .net equaled 14.9 million names.

New .com and .net registrations totaled 7.8 million during the third quarter of 2012. This is a 1.1 percent year-over-year decrease in new registrations. The .com/.net renewal rate for the third quarter of 2012 was 72.5 percent, slightly down from 72.9 percent for the second quarter of 2012.

Verisign’s average daily Domain Name System (DNS) query load during the third quarter of 2012 was 67 billion with a peak of 102 billion. Compared to the previous quarter, the daily average decreased 1.3 percent and the peak increased 14.1 percent.

The latest issue of the Domain Name Industry Brief also offers advice for blocking distributed denial of service (DDoS) attacks before they reach an enterprise’s network or application. “Combating DDoS Attacks in the Cloud” highlights key strategies for companies to consider when creating an informed DDoS mitigation plan to help better protect their assets.

Verisign publishes the Domain Name Industry Brief to provide Internet users throughout the world with statistical and analytical research and data on the domain name industry. Copies of the 2012 third quarter Domain Name Industry Brief, as well as previous reports, can be obtained at www.VerisignInc.com/DNIB.

About Verisign
VeriSign, Inc. (NASDAQ: VRSN) is the trusted provider of Internet infrastructure services for the networked world. Billions of times each day, Verisign helps companies and consumers all over the world connect between the dots. Additional news and information about the company is available at www.VerisignInc.com.

VRSNF
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Statements in this announcement other than historical data and information constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended and Section 21E of the Securities Exchange Act of 1934 as amended. These statements involve risks and uncertainties that could cause Verisign's actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, among others, the uncertainty of whether the Company will be able to exercise its right, under certain circumstances, to increase the price per domain name registration, whether the Department of Commerce will approve any exercise by the Company of the right and whether the Company will be able to demonstrate to the Department of Commerce that market conditions warrant removal of the pricing restrictions; the uncertainty of future revenue and profitability and potential fluctuations in quarterly operating results due to such factors as restrictions on increasing prices under the 2012 .com Registry Agreement, increasing competition, pricing pressure from competing services offered at prices below our prices and changes in marketing and advertising practices, including those of third-party registrars; changes in search engine algorithms and advertising payment practices; challenging global economic conditions; challenges to ongoing privatization of Internet administration; the outcome of legal or other challenges resulting from our activities or the activities of registrars or registrants, or litigation generally; new or existing governmental laws and regulations; changes in customer behavior, Internet platforms and web-browsing patterns; the uncertainty of whether Verisign will successfully develop and market new services; the uncertainty of whether our new services will achieve market acceptance or result in any revenues; system interruptions; security breaches; attacks on the Internet by hackers, viruses, or intentional acts of vandalism; whether Verisign will be able to continue to expand its infrastructure to meet demand; the uncertainty of the expense and timing of requests for indemnification, if any, relating to completed divestitures; and the impact of the introduction of new gTLDs, any delays in their introduction and whether our gTLD applications or the applicants' gTLD applications for which we have contracted to provide back-end registry services will be successful. More information about potential factors that could affect the Company's business and financial results is included in Verisign's filings with the Securities and Exchange Commission, including in the Company's Annual Report on Form 10-K for the year ended December 31, 2011, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Verisign undertakes no obligation to update any of the forward-looking statements after the date of this announcement.

Contacts
Investor Relations: David Atchley, datchley@verisign.com, 703-948-4643
Media Relations: Erin Collins, ecollins@verisign.com, 571-455-8512
Analyst Relations: Yong Kim, yskim@verisign.com, 703-948-3322

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